                                                                    EXHIBIT 11.1

                                ATMEL CORPORATION
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per-share data)
                                   (Unaudited)




                                                                                               THREE MONTHS ENDED
                                                                                                   MARCH 31,
                                                                                              1997          1996
                                                                                            --------      --------
WEIGHTED AVERAGE SHARES OUTSTANDING FOR THE PERIOD

   Common stock                                                                               99,038        97,520
   Dilutive employee stock options and warrants                                                2,806         2,851
                                                                                            --------      --------
TOTAL COMMON AND COMMON EQUIVALENT SHARES                                                    101,844       100,371
                                                                                            ========      ========
NET INCOME                                                                                  $ 38,738      $ 44,909
                                                                                            ========      ========
EARNINGS PER SHARE                                                                          $   0.38      $   0.45
                                                                                            ========      ========



  Fully diluted earnings per share does not differ significantly from primary earnings per share.